Exhibit 4.4

Execution Version

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of June 10, 2021, is entered into as a deed by and among the following (each a “Party” and collectively the “Parties”): (i) Broadstone Acquisition Corp., a Cayman Islands exempted company (“Broadstone”), (ii) Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability (“Pubco”), (iii) Vertical Aerospace Group Ltd., a company limited by shares incorporated in England and Wales under registration number 12590994 (the “Company”); and (iv) the parties whose names and addresses are listed on Schedule A hereto (each a “Shareholder” and collectively the “Shareholders”). Certain capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Broadstone, Pubco, the Broadstone Sponsor LLP (the “Sponsor”), the Company, Vertical Merger Sub Ltd., a Cayman Islands exempted company incorporated with limited liability (“Merger Sub”), the Shareholders and certain other parties thereto are entering into that certain Business Combination Agreement dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other things, Broadstone will merge with and into Merger Sub (the “Merger”) and Pubco will acquire all of the issued and outstanding shares of the Company (the “Share Acquisition”);

WHEREAS, as of the date hereof, each of the Shareholders is identified on the Register of the Company’s Shareholders as the owner of the shares of the capital stock of the Company set forth on Schedule A hereto (collectively, with respect to each Shareholder, such Shareholder’s “Owned Shares”; the Owned Shares and any additional shares of the capital stock of the Company (or any securities convertible into or exercisable or exchangeable for shares of the Company’s capital stock) of which such Shareholder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalisation, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, such Shareholder’s “Covered Shares”);

WHEREAS, as of the date hereof, Stephen Fitzpatrick is identified on the Register of Pubco’s shareholders as the sole owner of the shares of the capital stock of Pubco (“Pubco Owned Shares”; the Pubco Owned Shares and any additional shares of the capital stock of Pubco (or any securities convertible into or exercisable or exchangeable for shares of Pubco’s capital stock) of which he acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalisation, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, his “Pubco Covered Shares”);

WHEREAS, on the date hereof each of Microsoft Corporation and Rocket Internet SE (together, the “Noteholders”) have granted a power of attorney to the Company with full power and authority to, among other things, take all steps necessary on behalf of each of the Noteholders to give effect to the transactions contemplated by the Business Combination Agreement (the “Noteholder POA”);

WHEREAS, on the date hereof American Airlines, Inc. (“AA”) has granted a power of attorney to the Company with full power and authority to, among other things, take all steps necessary on behalf of each of AA to give effect to the transactions contemplated by the Business Combination Agreement (the “AA POA”); and

WHEREAS, as a condition and inducement to the willingness of Broadstone to enter into the Business Combination Agreement, the Shareholders hereby enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.            Company Shareholder Approvals.

(a)          As promptly as reasonably practicable (and in any event within five (5) Business Days) following the time at which the Registration Statement / Proxy Statement becomes effective under the Securities Act, each Shareholder shall duly execute and deliver to the Company the Company Shareholder Approvals, under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 8.14(g) of the Business Combination Agreement (the “Approval”), including (i) the Share Acquisition and any other transactions contemplated by the Business Combination Agreement to occur at or immediately prior to the Share Acquisition Closing; (ii) waiving, consenting to, invoking or approving any rights the Shareholder may have under the Company’s Organisational Documents necessary or desirable in furtherance of the transactions contemplated by the Business Combination Agreement or the Ancillary Documents; (iii) to the fullest extent permitted under applicable Law, waiving any dissenters rights, appraisal rights or any other similar rights, whether such rights are afforded by law or contract, with respect to the Owned Shares and the transactions contemplated by the Business Combination Agreement; and (iv) taking all such actions as may be required in connection with the treatment and exercise of the Company Options in accordance with the Business Combination Agreement (all of the foregoing, collectively, the “Transactions”), including with respect to any matter in furtherance of the Transactions for which a vote or approval of the shareholders of the Company is required.

(b)            Without limiting the generality of the foregoing, prior to the Share Acquisition Closing, each Shareholder shall vote (or cause to be voted) its respective Covered Shares against and withhold consent with respect to (x) any Alternative Transaction or Public Listing Transaction or (y) any other matter, action or proposal that would reasonably be expected to result in (A) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (B) any of the conditions to closing set forth in Sections 10.1 or 10.2 of the Business Combination Agreement not being satisfied; provided, that in the case of either (A) or (B), the Business Combination Agreement shall not have been amended or modified without each Shareholder’s consent (1) to decrease the consideration payable under the Business Combination Agreement, or (2) to change the form of merger consideration in a manner adverse to the Shareholders.

(c)            Each Shareholder, in his, her or its capacity as a shareholder of the Company, irrevocably and unconditionally agrees that within one (1) Business Day following the Merger Closing Date and upon written notice thereof from the Company or Broadstone, it shall duly execute and deliver to Pubco properly completed and duly executed stock transfer form(s), in each case with respect to that Shareholder’s Covered Shares, or indemnities in respect thereof (the “STFs”), together with any and all Ancillary Documents required to be executed and delivered by such Shareholder as such are provided for in the Business Combination Agreement, and any other agreement, instrument or document required by the Company or Broadstone to validate, give effect to or otherwise implement the Business Combination Agreement and the Transactions (together the “Share Acquisition Documents”).

(d)            Each Shareholder hereby agrees, consents to and approves, for the purposes of article 5.2 of the Company’s Articles of Association and otherwise: (i) the transactions contemplated by the Business Combination Agreement and the Ancillary Documents; and (ii) the entry into by any Shareholder of the Business Combination Agreement and the Share Acquisition Documents.

(e)            Without limiting the generality of the foregoing, prior to the Termination Date and to the extent it is within his power to do so in his capacity as a Shareholder, each Shareholder shall take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary under applicable Laws to consummate the Transactions contemplated by the Business Combination Agreement and on the terms set forth therein.

(f)         For the purposes of this Agreement: (i) an “Alternative Transaction” means an initial public offering, recapitalisation or refinancing of the Company or any direct or indirect parent or subsidiary of the Company, any purchase of a majority of the outstanding Company Shares or any merger, sale of a majority of the assets of the Company or any direct or indirect parent or subsidiary of the Company or similar transactions involving the Company or any direct or indirect parent or subsidiary of the Company or their respective securities; and (ii) a “Public Listing Transaction” means, directly or indirectly, any (a) initial or other public offering (including any direct listing or similar transaction) of any equity securities of the Company or any direct or indirect parent or subsidiary of the Company, (b) business combination transaction with a special purpose acquisition company or other publicly traded company where the Company’s shareholders directly or indirectly receive publicly traded equity securities as consideration (or securities convertible into publicly traded equity securities, such as in an “Up-C” transaction), or (c) other similar transaction or series of related transactions which results in the equity securities of the Company, any direct or indirect parent or subsidiary of the Company, or any of their resulting or successor entities or the equity securities received or to be received (or equity securities into which such equity securities are convertible into or exchangeable for) being publicly listed on any securities exchange or over-the-counter market operating in any country or region in the world. For the avoidance of doubt, neither shall Alternative Transaction nor Public Listing Transaction include the transactions contemplated by the Business Combination Agreement.

(g)            The obligations of the Shareholders specified in Section 1 shall apply whether or not approval of the Merger, the Share Acquisition or any action described above is recommended by the board of directors of the Company (the “Company Board”) or the Company Board has previously recommended approval of the Merger or the Share Acquisition but changed such recommendation.

2.            Irrevocable Power of Attorney.

(a)          Without limiting any other rights or remedies of Broadstone or the Company (or any of their respective successors, including Pubco), in the event that a Shareholder fails to execute and deliver any of the Share Acquisition Documents within the time required by Section 1 hereof (such failure, a “POA Event”), then, solely in such circumstances and solely to the extent set forth herein, such Shareholder hereby irrevocably constitutes, appoints and grants to Broadstone and the Company (or any of their respective successors, including Pubco) or any individual designated by Broadstone or the Company (or any of their respective successors, including Pubco) as its true and lawful representative, agent, attorney and proxy, in its name, place and stead (the “Appointment”), to execute and deliver on its behalf all Share Acquisition Documents, to attend on its behalf any meeting of the Company Shareholders with respect to the matters described in Section 1, to include the Owned Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Shareholders, to vote (or cause to be voted) the Owned Shares or consent (or withhold consent) with respect to any of the matters described in Section 1 in connection with any meeting of the Company Shareholders or any action by written consent by the Company Shareholders (including the Company Shareholder Approvals). Each Shareholder hereby revokes any appointment previously granted by such Shareholder with respect to the Covered Shares, if any. Notwithstanding anything contained herein to the contrary, this Appointment shall automatically terminate upon the Termination Date.

(b)         The Appointment granted by each Shareholder pursuant to Section 2(a) is granted in consideration for the Company and Broadstone entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The Appointment granted by each Shareholder pursuant to Section 2(a) is unconditional and irrevocable and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by such Shareholder. The Appointment granted by each Shareholder pursuant to Section 2(a) may only be exercised with respect to the matters described in Section 1(a). Upon the occurrence of a POA Event, each Shareholder hereby approves, authorizes and ratifies everything which any member of the board of directors of Broadstone or the Company (or any of their respective successors, including Pubco) shall lawfully due pursuant to this Section 1 to the extent consistent with the terms and conditions of this Agreement, the Business Combination Agreement and the Share Acquisition Documents.

3.            Pubco Shareholder Approvals. Stephen Fitzpatrick, in his capacity as sole shareholder of Pubco (the “Pubco Shareholder”), irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of the Pubco Covered Shares, to the extent that it is necessary or advisable, in each case, as reasonably determined by Broadstone and the Company, for any matters, actions or proposals to be approved by the Pubco Shareholder in connection with, or otherwise in furtherance of, the transactions contemplated by the Business Combination Agreement and/or the Ancillary Documents, at any meeting of the shareholders of Pubco (whether annual, extraordinary or otherwise and whether or not adjourned or postponed), however called, on any written resolution, and in any action by written consent or resolution, in each case, of the shareholders of Pubco (collectively, “such meeting” or “such written consent”), the Pubco Shareholder shall, solely in its capacity as a shareholder of Pubco, as applicable, do the following:

(a)            if such meeting is held, appear at such meeting (in person or by proxy) or otherwise cause the Pubco Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)           vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Pubco Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Pubco Shareholder) in favor of the adoption of the Business Combination Agreement, the Merger, the Share Acquisition and any other matters reasonably necessary or reasonably requested by Broadstone or the Company for consummation of the Merger, the Share Acquisition and the other transactions contemplated by the Business Combination Agreement, including (i) taking all such actions as are required in Pubco’s Organizational Documents in connection and in furtherance of the transactions contemplated by the Business Combination Agreement; (ii) approving any internal reorganization or recapitalizations of Pubco and its subsidiaries prior to the Closing which are necessary or desirable in furtherance of the transactions contemplated by the Business Combination Agreement or the Ancillary Documents, (iii) waiving, consenting to, invoking or approving any rights the Pubco Shareholder may have under Pubco’s Organizational Documents necessary or desirable in furtherance of the transactions contemplated by the Business Combination Agreement or the Ancillary Documents, (iv) to the fullest extent permitted under applicable Law, waiving any dissenters rights, appraisal rights or any other similar rights, whether such rights are afforded by law or contract, with respect to the Pubco Owned Shares and the transactions contemplated by the Business Combination Agreement, (all of the foregoing, collectively, the “Pubco Transactions”), including with respect to any matter in furtherance of the Pubco Transactions for which a vote or approval of the shareholders of Pubco is required.

4.            Pubco Irrevocable Proxy and Power of Attorney.

(a)           The Pubco Shareholder does hereby appoint Broadstone with full power of substitution and resubstitution, as his true and lawful attorney and irrevocable proxy, to the fullest extent of his rights with respect to the Pubco Covered Shares, if the Pubco Shareholder fails for any reason to perform his obligations under this Agreement, to vote the Pubco Covered Shares solely with respect to the matters set forth in Section 4 hereof. The Pubco Shareholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Termination Date (as defined below) and hereby revokes any proxy previously granted by him with respect to the Pubco Covered Shares, if any. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Termination Date. The Pubco Shareholder hereby revokes any proxies previously granted and represents that none of such previously-granted proxies are irrevocable.

(b)          Pubco and Merger Sub each hereby irrevocably constitutes, appoints and grants to any member of the board of directors of Broadstone or any individual designated by Broadstone as its true and lawful representative, agent, attorney and proxy, in its name, place and stead to execute and deliver on its behalf all agreements, instruments, documents, approvals, waivers and consents reasonably required by Broadstone to validate, give effect to or otherwise implement the Business Combination Agreement and any Ancillary Documents on their behalf, and do all other actions as may be reasonably required of Pubco or Merger Sub by Broadstone to implement the transactions contemplated by the Business Combination Agreement and any Ancillary Documents. Notwithstanding anything contained herein to the contrary, such appointment shall automatically terminate upon the Termination Date. Such appointment granted by Pubco and Merger Sub is unconditional and irrevocable and each of Pubco Shareholder, Pubco and Merger Sub hereby approves, authorizes and ratifies everything which any member of the board of directors of Broadstone (or any designated individual) shall lawfully due pursuant to this appointment to the extent consistent with the terms and conditions of this Agreement and the Business Combination Agreement.

5.            Other Covenants

(a)           To the extent it is within his power to do so in his capacity as Pubco Shareholder, the Pubco Shareholder shall take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary under applicable Laws to consummate the Pubco Transactions.

(b)           To the extent it is within his power to do so in his capacity as Pubco Shareholder (or director of Pubco or Merger Sub), the Pubco Shareholder shall procure that Pubco and Merger Sub take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary under applicable Laws to consummate, on behalf of Pubco and or Merger Sub, the Business Combination Agreement, the Ancillary documents and any other agreement, instrument or document reasonably required of Pubco or Merger Sub to validate, give effect to or otherwise implement the Business Combination Agreement.

(c)           To the extent it is within his power to do so in his capacity as Pubco Shareholder (or director of Pubco or Merger Sub), the Pubco Shareholder shall not, and shall procure that Pubco and Merger Sub do not, take any action or fail to take any action that would reasonably be expected to result in (A) a breach of any of Pubco or Merger Sub’s warranties covenants, agreements or obligations under the Business Combination Agreement or (B) any of the conditions to closing set forth in Sections 10.1 or 10.2 of the Business Combination Agreement not being satisfied.

(d)            Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of Broadstone (such consent to be given or withheld in its sole discretion), from and after the date hereof until the Termination Date, each Shareholder (including the Pubco Shareholder in respect of Pubco Covered Shares) hereby agrees that it shall not (i) Transfer any of its Covered Shares (or Pubco Covered Shares), (ii) enter into (A) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer its Covered Shares (or require the Pubco Shareholder to Transfer his Pubco Covered Shares) or (B) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Covered Shares (or Pubco Covered Shares), or (iii) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (i) or (ii); provided, however that the foregoing shall not apply to any Transfer to (1) any Affiliates of such Shareholder; (2) by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual or to a charitable organization; (3) by virtue of laws of descent and distribution upon death of the individual; or (4) pursuant to a qualified domestic relations order; provided, that such Shareholder shall, and shall cause any transferee of its Covered Shares of the type set forth in clauses (1) through (4), to enter into a written agreement in form and substance reasonably satisfactory to Broadstone, agreeing to be bound by this Agreement prior to the occurrence of such Transfer. For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

6.          No Inconsistent Agreements. Each Shareholder hereby covenants and agrees that such Shareholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Shareholder from satisfying, its obligations pursuant to this Agreement. The provisions of this Section 6 shall apply to the Pubco Shareholder in respect of the Pubco Covered Shares, mutatis mutandis.

7.            Termination. This Agreement shall terminate upon the earlier of (i) the Share Acquisition Closing Date, (ii) the termination of the Business Combination Agreement in accordance with its terms, such date being the “Termination Date”. Upon the Termination Date none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) Section 9 shall survive any termination of this Agreement, (ii) the termination of this Agreement shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud, and (iii) Sections 18 through 28 (inclusive) shall survive any termination of this Agreement.

8.            Representations and Warranties of the Shareholder. Each Shareholder hereby represents and warrants to Broadstone, separately as to himself, herself, or itself only, and not jointly, as follows:

(a)            Such Shareholder is the identified on the Register of the Company’s Shareholders as the owner of, and such Shareholder has good, valid and marketable title to, such Shareholder’s Owned Shares, free and clear of Liens other than as created by this Agreement or the organisational documents of the Company (including, for the purposes hereof, any agreements between or among shareholders of the Company). As of the date hereof, other than such Shareholder’s Owned Shares, such Shareholder does not own beneficially or of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company) or any interest therein.

(b)            Such Shareholder (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to such Shareholder’s Owned Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of such Shareholder’s Owned Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Shareholder’s Owned Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c)            Such Shareholder affirms that (i) if such Shareholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Shareholder is not a natural person, (A) it is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organisation and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholders enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d)          Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorisations are required to be obtained by such Shareholder from, or to be given by such Shareholder to, or be made by such Shareholder with, any Governmental Authority in connection with the execution, delivery and performance by such Shareholder of this Agreement, the consummation of the transactions contemplated hereby, the Share Acquisition, the Merger, or any of the other transactions contemplated by the Business Combination Agreement.

(e)         The execution, delivery and performance of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby, or the Share Acquisition, the Merger and the other transactions contemplated by the Business Combination Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of such Shareholder (if such Shareholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Shareholder pursuant to any Contract binding upon such Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 6(d), under any applicable Law to which such Shareholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Shareholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the Share Acquisition, the Merger, or any of the other transactions contemplated by the Business Combination Agreement.

(f)           As of the date of this Agreement, there is no action, proceeding or investigation pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder that questions the beneficial or record ownership of such Shareholder’s Owned Shares, the validity of this Agreement or the performance by such Shareholder of its obligations under this Agreement.

(g)            References in this Section 8 to “Shareholder” shall be deemed to include a reference to the Pubco Shareholder in respect of Pubco and the Pubco Owned Shares, mutatis mutandis.

9.          Release of Claims. In consideration for the benefits to be received by each Shareholder under the terms of the Business Combination Agreement and the Ancillary Documents, subject to and effective as of the Closing, each Shareholder, for and on behalf of itself and each of its heirs, executors, administrators, personal representatives, successors, assigns and subsidiaries, hereby acknowledges full and complete satisfaction of and fully and irrevocably releases and forever discharges Broadstone, the Sponsor, each of their respective subsidiaries and their predecessors, successors, assignees, parent companies, shareholders and investors (direct and indirect) and, in each case, each of their respective Affiliates, officers, directors, partners, employees, agents, attorneys and other representatives, past and present (collectively, the “Released Entities”), from liability on or for any and all charges, claims, controversies, actions, causes of action, cross claims, counterclaims, demands, debts, duties, sanctions, fines, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs, attorney’s fees, sums of money, suits, contracts, covenants, controversies, agreements, promises, responsibilities, obligations and accounts of any kind, nature or description whatsoever in Law or in equity (“Actions”), direct or indirect, past, present and future, and whether or not now or heretofore known, suspected, matured or unmatured, contingent or uncontingent, or claimed against the Released Entities, through to and including the Closing, arising out of, or relating to the negotiation, implementation or closing of the transactions contemplated by the Business Combination Agreement.

10.        Certain Covenants of the Shareholders. Except in accordance with the terms of this Agreement, each Shareholder hereby covenants and agrees, severally as to itself only and not jointly, as follows:

(a)           No Solicitation (Alternative Transactions). Prior to the Termination Date, such Shareholder agrees not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Alternative Transaction, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Alternative Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Alternative Transaction, or (v) resolve or agree to do any of the foregoing. Such Shareholder also agrees that immediately following the execution of this Agreement such Shareholder shall, and shall use commercially reasonable efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) conducted heretofore in connection with an Alternative Transaction or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Alternative Transaction. Such Shareholder shall promptly (and in any event within one (1) Business Day) notify, in writing, Broadstone of its receipt, in its capacity as a shareholder of the Company and not in any other capacity, of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Alternative Transaction or proposed Alternative Transaction, and such Shareholder shall promptly (and in any event within one (1) Business Day) keep Broadstone reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information, Alternative Transaction, or proposed Alternative Transaction (including any material changes thereto).

(b)            No Solicitation (Public Listing Transactions). Prior to the Termination Date, such Shareholder agrees not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Public Listing Transaction, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Public Listing Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Public Listing Transaction, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Public Listing Transaction, or (v) resolve or agree to do any of the foregoing. Such Shareholder also agrees that immediately following the execution of this Agreement such Shareholder shall, and shall use commercially reasonable efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) conducted heretofore in connection with a Public Listing Transaction or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Public Listing Transaction. Such Shareholder shall promptly (and in any event within one (1) Business Day) notify, in writing, Broadstone of its receipt, in its capacity as a shareholder of the Company and not in any other capacity, of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, a Public Listing Transaction or proposed Public Listing Transaction, and such Shareholder shall promptly (and in any event within one (1) Business Day) keep Broadstone reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information, Public Listing Transaction, or proposed Public Listing Transaction (including any material changes thereto).

(c)           Prior to the Termination Date, such Shareholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of such Shareholder’s Covered Shares (or other securities into which such Covered Shares may have converted), or (ii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer (x) to an Affiliate of such Shareholder, or (y) following the Termination Date (the Transfers contemplated by the preceding subclauses (x) and (y), each a “Permitted Transfer”); provided, further, that any Permitted Transfer in respect of (x) above shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Broadstone, to assume all of the obligations of such Shareholder under, and to be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 10(c) shall not relieve such Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 10(c) with respect to any Shareholder’s Covered Shares (or other securities into which such Covered Shares may have converted) shall be null and void ab initio.

(d)           Prior to the Termination Date, the Pubco Shareholder hereby agrees not to, Transfer, or enter into any Contract or option with respect to the Transfer of, any of the Pubco Covered Shares (or other securities into which the Pubco Covered Shares may have converted).

(e)           Each Shareholder hereby authorizes Broadstone to maintain a copy of this Agreement at either the executive office or the registered office of Broadstone.

11.          Noteholder Shares. The Company hereby irrevocably agrees to procure that the power and authority granted to any director of the Company pursuant to the Noteholder POA is used by any such director of the Company to vote or cause to be voted any shares of the capital stock of the Company over which the Noteholder POA extends to irrevocably and unconditionally consent to the Approval and to give effect to all matters contemplated by Section 1, in each case on behalf of the Noteholders.

12.        AA Shares. The Company hereby irrevocably agrees to procure that the power and authority granted to any director of the Company pursuant to the AA POA is used by any such director of the Company to vote or cause to be voted any shares of the capital stock of the Company over which the AA POA extends to irrevocably and unconditionally consent to the Approval and to give effect to all matters contemplated by Section 1, in each case on behalf of AA.

13.          Further Assurances. From time to time, at Broadstone’s request, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. Each Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against the Company, any Affiliate of the Company, Broadstone, Sponsor, or any of their respective successors and assigns challenging the transactions contemplated by the Business Combination Agreement, including the Share Acquisition.

14.          Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and beneficial owner of the Owned Shares, and not in such Shareholder’s capacity as a director, officer or employee of any Target Company (if applicable) and (b) nothing herein will be construed to limit or affect any action or inaction by such Shareholder or any representative of such Shareholder serving as a member of the board of directors of any Target Company or as an officer, employee or fiduciary of any Target Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Target Company (if applicable).

15.          Disclosure. Each Shareholder hereby authorizes Broadstone and the Company to publish and disclose in any announcement or disclosure required by the SEC such Shareholder’s identity and ownership of the Covered Shares and the nature of such Shareholder’s obligations under this Agreement.

16.         Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s (or Pubco’s) capital stock by reason of any split-up, reverse stock split, recapitalisation, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” (or “Pubco Owned Shares”) and “Covered Shares” (or “Pubco Covered Shares”) shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

17.          Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Company, Broadstone and the Shareholders.

18.         Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

19.          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 14):

If to a Shareholder, at: the address (including email) set forth in the Company’s books and records, or set forth on Schedule A hereto, or to such other address or to the attention of such other person as such Shareholder has specified by prior written notice to the Company and the other Shareholders in accordance with this Section 14 with a copy (which shall not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate, London, EC2M 3XF, United Kingdom

Attn: David Stewart and Robbie McLaren

Email: ######@#####.###and ######@#####.###

If to the Company, at:

Vertical Aerospace Group Ltd.

140-142 Kensington Church Street, London, W8 4BN, United Kingdom

Email: ######@#####.###

with a copy (which shall not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate, London, EC2M 3XF, United Kingdom

Attn: David Stewart and Robbie McLaren

Email: ######@#####.### and ######@#####.###

If to Pubco, at:

Vertical Aerospace Ltd.

140-142 Kensington Church Street, London, W8 4BN, United Kingdom

Email: ######@#####.###

with a copy (which will not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate, London, EC2M 3XF, United Kingdom

Attn: David Stewart and Robbie McLaren

Email: ######@#####.###and ######@#####.###; and

If to Broadstone, at:

Broadstone Acquisition Corp.
7 Portman Mews South, Marylebone, London W1H 6AY, United Kingdom
Attn: Edward Hawkes and Marc Jonas

Email: ######@#####.### and ######@#####.###

with a copy (which will not constitute notice) to:

Winston & Strawn London LLP

CityPoint, One Ropemaker Street, London EC2Y 9AW, United Kingdom

Attn: Paul Amiss and Nicholas Usher

Email: ######@#####.### and ######@#####.###

If to the Sponsor, to:

Broadstone Sponsor LLP
7 Portman Mews South, Marylebone, London W1H 6AY, United Kingdom
Attn: Edward Hawkes and Marc Jonas

Email: ######@#####.### and ######@#####.###

with a copy (which will not constitute notice) to:

Winston & Strawn London LLP

CityPoint, One Ropemaker Street, London EC2Y 9AW, United Kingdom

Attn: Paul Amiss and Nicholas Usher

Email: ######@#####.### and ######@#####.###

20.           No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Broadstone, any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of any of the Shareholders. All rights, ownership and economic benefits of and relating to the Covered Shares of each of the Shareholders shall remain vested in and belong to each such Shareholder, and Broadstone shall have no authority to direct any Shareholder in the voting or disposition of such Shareholder’s Covered Shares, except as otherwise provided herein.

21.           Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

22.           No Third-Party Beneficiaries.

(a)            Each Shareholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Broadstone in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

(b)            Notwithstanding the foregoing, the Sponsor shall be an express third-party beneficiary of the provisions set forth in Section 9. The provisions of Section 22(a) shall not apply to the right of the Sponsor to enforce any of the obligations of which it is a beneficiary in Section 9.

23.           Governing Law; Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to hear, determine and settle any Disputes and, for such purposes, irrevocably submit to the jurisdiction of such courts, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum. For the purposes of this Section 21, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

24.           Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognises and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

25.           Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

26.           Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

27.           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

28.           Interpretation and Construction. This Agreement shall apply to the Pubco Shareholder in respect of Pubco and the Pubco Covered Shares, mutatis mutandis. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

[The remainder of this page is intentionally left blank.]

SCHEDULE A

Holder	Address	Number and Class of Ordinary Shares
Stephen Fitzpatrick	##### ##### ##### #####	123,220 A Ordinary Shares
Samuel Sugden	##### ##### ##### #####	118 B Ordinary Shares
Mark Yemm	##### ##### ##### #####	4,714 B Ordinary Shares

Executed as a Deed by
BROADSTONE SPONSOR LLP., acting by
Marc Jonas ,		/s/ Marc Jonas
a member, and
Huge Osmond ,	a member	/s/ Huge Osmond

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a DEED as of the date first written above.

Executed as a Deed by
BROADSTONE ACQUISITION CORP., acting by
Marc Jonas ,		/s/ Marc Jonas
a director, and
Hugh Osmond ,	a director	/s/ Hugh Osmond

[Signature Page to Voting and Support Agreement]

Executed as a Deed by
VERTICAL AEROSPACE LTD.,
acting by
Vincent Casey,	/s/ Vincent Casey
a director, and
Stephen Fitzpatrick, a director	/s/ Stephen Fitzpatrick

[Signature Page to Voting and Support Agreement]

Executed as a Deed by
VERTICAL AEROSPACE GROUP LTD.,
acting by
Vincent Casey		/s/ Vincent Casey
a director, and

in the presence of:

Signature of Witness:	/s/ Jemma Casey
Name of Witness:	Jemma Casey
Occupation:	N.A
Address of Witness:	#####
#####
#####

[Signature Page to Voting and Support Agreement]

SHAREHOLDERS:

Executed as a Deed by
STEPHEN FITZPATRICK		/s/ Stephen Fitzpatrick

in the presence of:

Signature of Witness:	/s/ Kat Nicholas
Name of Witness:	Kat Nicholas
Occupation:	Executive Assistant
Address of Witness:	#####
#####
#####

[Signature Page to Voting and Support Agreement]

Executed as a Deed by
SAM SUGDEN		/s/ Sam Sugden

in the presence of:

Signature of Witness:	/s/ Paul Ryder
Name of Witness:	Paul Ryder
Occupation:	Consultant
Address of Witness:	#####
#####
#####

[Signature Page to Voting and Support Agreement]

Executed as a Deed by
MARK YEMM		/s/ Mark Yemm

in the presence of:

Signature of Witness:	/s/ Shona Yemm
Name of Witness:	Shona Yemm
Occupation:	N.A
Address of Witness:	#####
#####
#####

[Signature Page to Voting and Support Agreement]